Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Specialty Underwriters’ Alliance, Inc., a Delaware corporation (“SUAI”); and

WHEREAS, Hallmark Financial Services, Inc., a Nevada corporation (“Hallmark”), American Hallmark Insurance Company of Texas, a Texas corporation (“AHIC”), Hallmark Specialty Insurance Company, an Oklahoma corporation (“HSIC” and together with Hallmark and AHIC, the “Hallmark Parties”), C. Gregory Peters (“Peters”), Mark E. Pape (“Pape”) and Robert M. Fishman (“Fishman”) wish to form a group for the purpose of soliciting proxies or written consents to elect Peters, Pape and Fishman, or any other person designated by the undersigned, as directors of SUAI and taking all other action necessary or advisable to achieve the foregoing.

NOW, IT IS AGREED, by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of SUAI.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of SUAI; or (ii) any securities of SUAI over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to solicit proxies or written consents to elect Peters, Pape and Fishman or any other person designated by the Group as directors of SUAI and to take all other action necessary or advisable to achieve the foregoing (the “Solicitation”).

4.           Hallmark agrees to bear all expenses incurred in connection with the Group’s activities, including expenses incurred by any of the parties in the Solicitation.  Notwithstanding the foregoing, Hallmark shall not be required to reimburse any party for (i) out-of-pocket expenses  incurred by a party in the aggregate in excess of $250 without Hallmark’s prior written approval; (ii) the value of the time of any party; (iii) legal fees incurred without Hallmark’s prior written approval;  or (iv) the costs of any counsel, other than Olshan, employed in connection with any pending or threatened litigation without Hallmark’s prior written approval.

5.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of SUAI, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

6.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.

7.           In the event of any dispute arising out of the provisions of this Agreement, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

8.           Any party hereto may terminate his obligations under this Agreement at any time on 24 hours’ written notice to all other parties, with a copy by fax to Steven Wolosky at Olshan, Fax No. (212) 451-2222.

9.           Each party acknowledges that Olshan shall act as counsel for both the Group and the Hallmark Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year below written.

Dated: January 12, 2009	Hallmark Financial Services, Inc.

	By:	/s/ Mark E. Schwarz
	Name:	Mark E. Schwarz
	Title:	Executive Chairman

American Hallmark Insurance Company of Texas

By:	/s/ Mark E. Schwarz
Name:	Mark E. Schwarz
Title:	Director

Hallmark Specialty Insurance Company

By:	/s/ Mark E. Schwarz
Name:	Mark E. Schwarz
Title:	Director

By:	/s/ C. Gregory Peters
Name:	C. Gregory Peters

By:	/s/ Mark E. Pape
Name:	Mark E. Pape

By:	/s/ Robert M. Fishman
Name:	Robert M. Fishman